Exhibit 99.1

Pure Cycle Corporation Announces
Appointment of Patrick Beirne to
its Board of Directors

Denver, Colorado – January 28, 2016 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) ("Pure Cycle" or the "Company") announces today that it has appointed Patrick Beirne to its Board of Directors effective January 27, 2016. Mr. Beirne will serve until the next Annual Stockholders Meeting.

"We are very pleased to have Patrick join our talented board of directors. Patrick brings extensive business knowledge of infrastructure and real estate development that will greatly benefit all of the shareholders and the Company," commented Mark Harding, President of Pure Cycle.
About Patrick Beirne
Patrick Beirne is a home building industry executive with nearly three decades of experience and a track record of operational excellence and sound strategic planning for businesses that require infrastructure and business development. Mr. Beirne is currently president of Nelson Pipeline Constructors, a leading utility contractor specializing in the construction of underground sewer, water and storm sewer pipelines. Prior to working at Nelson Pipeline Constructors Mr. Beirne worked at Pulte Group, Inc. for 29 years at various roles, including Central Area President. As Central Area President at Pulte Group, Inc. and member of the executive team, he helped create the strategy for the firm's long term vision, oversaw operations in 10 states, and consistently grew the operation faster than other Pulte operations. Mr. Beirne earned a B.S. degree from Michigan State University, is a Licensed General Contractor (Florida), and is active in many community and charity organizations.
Company Information
Pure Cycle owns water assets in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area including the design, construction, operation and maintenance of water and wastewater systems.
Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.